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                                                                    Exhibit 99.1



Monday July 1, 4:22 pm Eastern Time

Press Release

SOURCE: Valassis

Valassis Increases Ownership of VRMS Joint Venture

Consolidates Financials at 88% Ownership Position

LIVONIA, Mich., July 1 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI - News), the leading company in marketing services and Connective Media(TM), announced that it increased its ownership in Valassis Relationship Marketing Systems
(VRMS), its grocery loyalty marketing joint venture, effective today. The move took Valassis' former minority ownership in the venture up to 88%, resulting in the consolidation of the venture's financials into those of Valassis. The remaining 12% is owned by the VRMS management team and VNU, an international media and marketing research company, who is also the parent of Nielsen Media Research, Scarborough and Claritas, among others.

The transaction took place as a result of Valassis exercising its option to buy out existing shareholders of Relationship Marketing Group (RMG), at the predetermined price of $4.5 million. A minority position of RMG had been purchased by Valassis in October 1999 and later rolled into the VRMS venture. The completed purchase of RMG by Valassis resulted in its majority interest in the current VRMS venture. VRMS financials for the second half of 2002 are already reflected in Valassis' 2002 guidance.

Alan F. Schultz, Chairman, President and CEO of Valassis, said, "The increase in our ownership of VRMS demonstrates to our customers that we're highly committed to the one-to-one area of our business. We're very encouraged by the prospects we're seeing in the usage of grocery frequent shopper data, and feel that increasing our ownership will allow us to make excellent progress and key long-term, strategic decisions in this important area of marketing."

In addition to VRMS, Valassis' one-to-one offerings include PreVision Marketing, an award-winning, leading strategic marketing firm that integrates agency and technology services. Valassis also has the capability to produce database marketing and CRM programs utilizing its internal direct mail and variable image printing capabilities.

About VRMS:

Valassis Relationship Marketing Systems, LLC (VRMS) is a premier customer relationship marketing solution provider. From customized communications to software, VRMS combines advanced analytics with expertise in both grocery retail and consumer package goods marketing. The company markets its products and services to consumer package goods manufacturers and high transaction volume retailers including numerous leading brands and more than 7,500 existing grocery retailers worldwide. These include cooperative and solo programs using frequent shopper data, CRM/loyalty marketing software, and analytic services. VRMS is a joint venture between Valassis and VNU, headquartered in Shelton, CT.

About Valassis:

Valassis connects people to brands through our wide range of marketing services programs offered to a variety of premier manufacturers and retailers. From mass, cluster targeted, to one-to-one communications, Valassis leads the industry in providing Connective Media(TM) solutions. The company does business with the majority of the nation's top advertisers, and holds the premier position in all the markets in which it competes. These include newspaper-delivered co-op and specialty inserts, advertising, product sampling, direct mail, direct-to-door, on-line promotions, customer relationship marketing programs, and consulting services -- all of which build relationships with consumers on behalf of a brand. Established in 1970, Valassis is headquartered in Livonia, Michigan, with printing and manufacturing facilities in Michigan, North Carolina, Kansas, and Mexico, providing the company low-cost producer status. The company's innovative employee practices have resulted in many awards, including status as Fortune Magazine's 29th Best Company to Work for in America. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing(R), LLC, Coupons.Inc, and Valassis Relationship Marketing Systems, LLC.

For additional information, visit the company website at www.valassis.com.

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to cause future results to differ from our operating results in the past. Such factors include,

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among others, the following: a new competitor in the Company's core free-standing insert business and consequent price war, which has occurred in the past when a new competitor entered the market; new technology that would make free-standing inserts less attractive; a shift in customer preference for different promotional materials, promotional strategies or coupon delivery methods, including in-store advertising systems and other forms of coupon delivery; an increase in the company's paper costs, a significant cost component of the Company's business; or economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions, or economic changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE: Valassis